Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement Number 107 Dated Monday, May 10, 2004
(To: Prospectus Dated April 15, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WBA2	$3,698,000.00	100.000%	1.500%	$3,642,530.00	Step	4.500% to 6.500%
Semi-annual
								02/15/2014	11/15/2004	$22.75	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2006 and every coupon date thereafter.

Note:  **Step-Up BAC InterNotes*** 4.50% steps to 5.00% on 5/06 then steps to 6.50% on 5/10

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XQD8	$4,446,000.00	100.000%	1.500%	$4,379,310.00	Fixed	5.250%
Semi-Annual
								05/15/2014	11/15/2004	$26.54	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2005 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc.,
Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XQE6	$2,591,000.00	100.000%	2.000%	$2,539,180.00	Fixed	5.550%
Quarterly
								05/15/2019	08/15/2004	$14.18	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XQF3	$2,780,000.00	100.000%	2.500%	$2,710,500.00	Fixed	5.700%
Monthly
								05/15/2029	06/15/2004	$5.07	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 05/15/2009 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 05/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

100 North Tryon Street, NC1-007-06-06 Charlotte, NC 28255	Trade Date: Monday, May 10, 2004 @12:00 PM ET
Settlement Date: Thursday, May 13, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Senior: Aa2; Subordinated: Aa3
S&P Ratings Services Rating: Senior: A+; Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 15-Apr-04